Exhibit 10.24

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of September 25, 2024 (the “Effective Date”), by and between Grafiti Holding Inc., a British Columbia company (“Company”), and 3AM Investments, LLC (“Consultant”). Company and Consultant hereinafter are sometimes referred to, individually, as a “Party” and, collectively, as the “Parties.”

WHEREAS, Company desires to engage Consultant, and Consultant is willing to accept such engagement, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound hereby, Consultant and Company agree as follows:

1. Services and Payment. Consultant agrees to undertake and complete the Services (as defined in Exhibit A) in accordance with the applicable statement of work, a form of which is attached as Exhibit A hereto, which will be executed by both Parties (the “Statement of Work”). Unless otherwise specifically agreed upon by Company in writing (and notwithstanding any other provision of this Agreement), all activity relating to Services will be performed by and only by Consultant. If Consultant intends to engage employees of Consultant other than Nadir Ali to provide any of the Services, Consultant must first obtain the Company’s written consent to so engage such employees including approval of the specific employees to be used (“Consultant Personnel”). Consultant agrees that it will not (and will not permit others to) violate any agreement with or rights of any third party in connection with the Services or, except as expressly authorized by Company in writing hereafter, use or disclose at any time Consultant’s own or any third party’s (including without limitation Company’s) confidential information or intellectual property in connection with the Services or otherwise for or on behalf of Company.

2. Taxes.

a. The Parties acknowledge that all payments to Consultant shall include all applicable taxes, duties, levies and charges (excluding any applicable goods and services taxes recoverable by Company) assessed on Consultant or Consultant Personnel by any and all governmental authorities in connection with the Services.

b. Company shall withhold from all payments to Consultant such amounts as may be required pursuant to any applicable laws. Any such withheld amounts paid by Company to an authorized taxing authority pursuant to such applicable laws shall, to the extent of such payment, be credited against and deducted from amounts otherwise owing to Consultant hereunder. If the Company is required under any applicable law to withhold taxes from any payments to Consultant pursuant to this Agreement, Company shall (i) promptly notify Consultant of the legal requirement to withhold such taxes, (ii) withhold those taxes in accordance with applicable law, (iii) timely pay them to the appropriate taxing authority, and (iv) promptly provide Consultant with written proof that the taxes have been withheld and paid.

c. Consultant shall indemnify and hold Company harmless from any and all losses, damages, liabilities, costs, expenses, interest and penalties incurred by Company with respect to any amounts that Company is required to withhold from any payments made to Consultant under any applicable laws.

3. Ownership; Rights; Proprietary Information; Publicity; Other Obligations.

a. Company shall own all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, sui generis database rights and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant in connection with the Services or any Proprietary Information (as defined below) (collectively, “Inventions”). Consultant will promptly disclose and provide all Inventions to Company and will keep adequate and current written records of all Inventions, which records shall be available to and shall remain the sole property of Company. Consultant hereby makes, and agrees to make in the future, all assignments necessary to accomplish the foregoing ownership, without additional consideration. Consultant represents, warrants and covenants that Consultant has obtained or will obtain, prior to having any Consultant Personnel perform Services, an assignment of such Consultant Personnel’s rights in Inventions as needed to give effect to Company’s ownership as contemplated above; provided, that no assignment is made that extends beyond what is allowed under applicable law. Consultant hereby waives and shall cause Consultant Personnel to waive, in favor of Company, its successors and assigns, any and all moral rights (and any similar rights to the extent that such rights exist and may be waived in each and any jurisdiction throughout the worlds) in and to Inventions. Consultant shall assist Company (and, where applicable, shall cause Consultant Personnel to assist Company), at Company’s expense, to further evidence, record and perfect such assignments and waivers, and to perfect, obtain, maintain, enforce and defend any rights assigned. Consultant hereby irrevocably designates and appoints Company as its agent and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.

b. If the provisions of Section 3(a) above are not adequate to vest sole and exclusive ownership of such rights in the Company by operation of law in any jurisdiction, Consultant agrees to and hereby does assign, grant and convey all ownership rights in the Inventions to Company effective as of/from the moment of its creation without the necessity of any other action by, or consideration from, any of the Parties. Company accepts such assignment, grant and conveyance. Consultant agrees to provide Company, at Company’s expense, all assistance required to vest or perfect Company’s exclusive ownership of the same and to cooperate with Company and do all acts requested by Company to evidence, establish, apply for, procure, register, record, maintain, enforce and defend Company’s ownership rights on a prompt basis, but in any event within such time period(s) as required to enable Company to timely preserve or assert its rights in any country or region of the world. Consultant agrees to comply with all reasonable requests from Company related to securing, protecting, enforcing and defending Company’s rights in the Inventions, including, without limitation, executing additional documents and/or instruments as reasonably requested by the Company, at the Company’s expense, beyond that specifically provided for in this Agreement. Consultant represents and warrants that he has the right to grant the foregoing rights.

c. Consultant agrees that all Inventions and all other business, technical and financial information (including, without limitation, computer programs, technical drawings, algorithms, know-how, trade secrets, formulas, processes, ideas, inventions (whether patentable or copyrightable not), improvements, schematics, customer lists and customer information, suppliers and supplier information, pricing information, product development, sales and marketing plans and strategies, personnel information, and other technical, business, financial, customer and product information), Consultant learns, develops or obtains in connection with the Services or that are received by or for Consultant in confidence, constitute “Proprietary Information.” Consultant shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Consultant shall not be obligated under this Section 3(c) with respect to information (i) that is or becomes readily publicly available without restriction other than as a result of disclosure by the Consultant, (ii) is or becomes available to the Consultant on a non-confidential basis from a source other than the Company or its affiliates or any of their respective representatives, or (iii) that the Consultant is legally required to disclose pursuant to a subpoena, interrogatory, civil investigative demand or similar process. Upon termination or as otherwise requested by Company, Consultant will promptly return to Company all items and copies containing or embodying Proprietary Information, except that Consultant may keep Consultant’s personal copies of Consultant’s compensation records and this Agreement. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages), and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

d. If any part of the Services or Inventions is based on, incorporates, or is an improvement or derivative of, or cannot be reasonably and fully made, used, reproduced, distributed and otherwise exploited without using or violating technology or intellectual property rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company and its successors a perpetual, irrevocable, worldwide royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of Company’s exercise or exploitation of the Services, Inventions, other work performed hereunder, or any assigned rights (including any modifications, improvements and derivatives of any of them).

e. Consultant represents that its performance of all terms of this Agreement as a consultant of Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant prior or subsequent to the commencement of Consultant’s consultant relationship with Company, and Consultant will not disclose to Company, or use, any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party. Consultant will not induce Company to use any inventions, confidential or non-public proprietary information or material belonging to any previous client, employer or any other party.

f. Consultant recognizes that Company has received and, in the future, will receive confidential or proprietary information from third parties subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to treat such information as Proprietary Information in accordance with and to the same extent required by Section 3(c) hereof and not to use it except as necessary in carrying out Consultant’s work for Company.

4. Warranty and other Obligations.

a. Consultant warrants that: (i) the Services will be performed according to standards and procedures established or approved by the Parties or otherwise consistent with the highest professional standards; (ii) all work under this Agreement shall be Consultant’s original work and none of the Services or Inventions nor any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); (iii) Consultant has the full right to allow itself to provide Company with the assignments and rights provided for herein and, in addition, Consultant will have each person who may be involved in any way with, or have any access to, any Services or Proprietary Information enter into (prior to any such involvement or access) a binding agreement for Company’s benefit that contains provisions at least as protective as those contained herein; (iv) Consultant shall comply with all applicable laws and Company safety rules in the course of performing the Services; (v) Consultant shall comply with all policies and procedures of the Company of which Consultant has knowledge through the training or otherwise provided to Consultant by the Company; and (vi) if Consultant’s work requires a professional license, Consultant has obtained that license and the license is in full force and effect.

b. To the maximum extent permitted by law, Consultant shall indemnify, hold harmless and defend Company and all of its directors, officers, employees and agents from and against all claims, losses, injury, damage, withholdings and legal liability, including attorney’s fees and litigation costs, caused by the gross negligence, recklessness or willful misconduct of Consultant or Consultant’s employees, contractors and agents. Such indemnity shall extend to all claims, losses, injury, damage, and legal liability arising from or related to any infringement or violation of any patent, copyright, trade secret, license or other property or contractual right of any third party.

c. To the maximum extent permitted by law, Company shall indemnify, hold harmless and defend Consultant and all of its members, directors, officers, employees and agents from and against all claims, losses, injury, damage, withholdings and legal liability, including attorney’s fees and litigation costs (“Losses”), caused by (i) the gross negligence, recklessness or willful misconduct of Company, Company’s affiliates or their employees, contractors and agents, and (ii) the activities conducted by Consultant on behalf of Company in connection with the performance of the Services in accordance to this Agreement; except to the extent such Losses fall within the scope of indemnification obligations of Consultant under Section 4(b) above. Such indemnity shall extend to all claims, losses, injury, damage, and legal liability arising from or related to any infringement or violation of any patent, copyright, trade secret, license or other property or contractual right of any third party.

5. Term and Termination. This Agreement shall commence upon the Effective Date and shall continue in effect until (a) terminated pursuant to this Section 5 or (b) six months following the closing of that certain business combination transaction by and between the Company and Damon Motors, Inc. (“Transaction Closing”), whichever is first to occur (the “Term”). The Company or the Consultant may, at each such party’s option and upon written notice provided to the other party at least 60 days prior to the end of any Term, extend the Term for up to an additional one-year period upon the other party’s written acceptance of such extension. Company may terminate this agreement at any time without notice if Consultant breaches a material provision of this Agreement and such breach has not been cured within 30 days following written notice or email notice of such purported breach sent by the Company to Consultant, if such breach is capable of being cured. Company also may terminate this Agreement at any time, upon 30 calendar days written or email notice, but Company shall upon such termination pay Consultant all unpaid, undisputed amounts due for the Services completed prior to the notice of such termination provided, however, if this Agreement is terminated by the Company any time prior to the six month anniversary of the Transaction Closing (the “Guaranteed Period”) for any reason other than the gross negligence, recklessness or willful misconduct of Consultant or Consultant’s employees, contractors and agents, or Consultant’s willful refusal or failure to substantially perform the Services (each, “Company Good Reason”), the Closing Fee, if unpaid, shall be immediately due and payable and the Monthly Fee for the remainder of the Guaranteed Period shall be payable according to the same payment schedule set for in the Statement of Work. Consultant may terminate the Agreement effective (i) upon 30 calendar days written notice or (ii) immediately upon written notice (A) in the event Company fails to pay the consideration when due and payable in accordance with the terms of this Agreement and such failure has not been cured within thirty (30) days, (B) in the event of gross negligence, recklessness or willful misconduct by Company or any of Company’s employees, contractors and agents, or (C) if Company files for bankruptcy. Any termination by Consultant due to any of the reasons specified in subsection (ii) shall be referred to as “Consultant Good Reason”. In the event of a termination of this Agreement by Consultant for a Consultant Good Reason, the Closing Fee, if unpaid, shall be immediately due and payable and the Monthly Fee payable for the remainder of the Guaranteed Period shall continue to be paid according to the same payment schedule set for in the Statement of Work. Sections 2 through 14 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration of this Agreement. Company may communicate the obligations contained in this Agreement to any other (or potential) client or employer of Consultant.

6. Relationship of the Parties; Independent Contractor; No Employee Benefits. Notwithstanding any provision hereof, Consultant is an independent contractor of the Company, and neither Consultant nor any Consultant Personnel is an employee, agent, partner or joint venture of or with Company. Without limiting the generality of the foregoing, neither Consultant nor any Consultant Personnel shall bind or attempt to bind Company to any contract, commit the Company to any obligation whatsoever or incur any liability whatsoever on behalf of Company, and any such obligations or liabilities incurred will be exclusively for the account of Consultant; provided however, in no event shall these limitations apply with respect to any actions taken by Consultant in his capacity as the sole officer and director of the Company. Consultant shall accept any reasonable and lawful directions issued by Company pertaining to the goals to be attained and the results to be achieved by Consultant’s provision of the Services hereunder, but Consultant shall be solely responsible for the manner and hours in which the Services are performed under this Agreement. This Agreement shall not entitle Consultant nor any Consultant Personnel to participate in any of Company’s employee benefit plans, fringe benefit programs, group insurance arrangements or similar programs. This Agreement shall not entitle Consultant to any workers’ compensation, disability insurance, Social Security or unemployment compensation coverage or any other statutory benefit to Consultant or any Consultant personnel from the Company. Consultant will be solely responsible for the performance of all Consultant Personnel, for compensating such Consultant Personnel, and for complying with all laws and regulations applicable to its relationships with such Consultant Personnel. Without limiting the foregoing, Consultant shall comply at Consultant’s expense with all applicable provisions of workers’ compensation laws, unemployment compensation laws, federal Social Security law, the Fair Labor Standards Act, federal, state and local income tax laws, and all other applicable federal, state and local laws, regulations and codes relating to terms and conditions of employment required to be fulfilled by employers or independent contractors. All fees payable to Consultant do not include any taxes and Company is not liable for any taxes that Consultant is legally obligated to pay. Consultant agrees to indemnify Company from all claims, damages, liability, settlement, attorneys’ fees and expenses, as incurred, because of the foregoing or any breach of this Section 5. If Consultant is an entity, it will ensure its employees and agents are bound in writing to Consultant’s obligations under this Agreement.

7. Assignment. This Agreement and the services contemplated hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company may assign its rights and obligations under this Agreement in whole or part only to the Company’s affiliated companies.

8. Notice. Unless otherwise provided herein, all notices under this Agreement shall be in writing and shall be deemed given when delivered by hand or professional courier or express delivery service to the address of the Party to be noticed as set forth below or to such other address as such Party last provided to the other by written notice.

Grafiti Holding Inc.

Address:	510 West Georgia Street, Suite 1800
Vancouver, BC V6B 0M3, Canada

Attn: CEO

Email: notices@grafiti.com

With an electronic copy to: melanie.figueroa@grafiti.com

Consultant

Address:	3AM Investments LLC
555 Bryant St. #590
Palo Alto, CA 94301

With an electronic copy to: nadir@3am.llc

9. Non-Solicitation; Conflict of Interest. As additional protection for Proprietary Information, Consultant agrees that during the period over which it is to be providing the Services: and for one year thereafter, Consultant will not directly or indirectly encourage or solicit any employee, consultant, customer, vendor, contractor or any other person or entity with which Company or any of its affiliates, has a business relationship to cease doing business with Company, or any of its affiliates, or in any way interfere with the relationship between Company, or any of its affiliates, and such persons and entities.

10. Publicity. Consultant shall make no public announcements or engage in any marketing or promotion concerning this Agreement, or the work performed hereunder without the advance written consent of Company.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of British Columbia, Canada, without giving effect to any choice or conflict of law rules or provisions that would require the application of the laws of another jurisdiction. Each of Company and Consultant waives any right it, he or she may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

12. Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration administered in Vancouver, British Columbia by the Vancouver International Arbitration Centre (“VanIAC”) in accordance with its rules then in effect (the “Arbitration Rules”). Unless otherwise agreed by the Parties, the arbitration tribunal will consist of a single arbitrator appointed pursuant to the Rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction located within the Province of British Columbia for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. If any court or arbitrator finds that any term makes this arbitration agreement unenforceable for any reason, the court or arbitrator shall have the power to modify such term to the minimum extent necessary to make this arbitration agreement enforceable and, to the extent this arbitration agreement as a whole is deemed unenforceable for any reason, the Parties agree that the venue of any litigation or dispute between the Parties shall be exclusively in Vancouver, British Columbia.

13. Legal Counsel. Consultant acknowledges and agrees that Consultant (a) has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney of Consultant’s choice, and (b) knowingly and voluntarily entered into this Agreement.

14. Miscellaneous. This Agreement sets forth the entire and exclusive understanding of the Parties with respect to the subject matter hereof and supersedes and merges all prior and contemporaneous agreements or understandings, whether written or oral, with respect to its subject matter. Any breach of Section 2, 3, 4, or 9 will cause irreparable harm to Company for which damages would not be an adequate remedy, and therefore, Company will be entitled to injunctive relief with respect thereto in addition to any other remedies. The failure of either Party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights. No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both Parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover costs and attorneys’ fees. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have entered into this Consulting Agreement as of the Effective Date.

COMPANY		CONSULTANT

Grafiti Holding Inc.		3AM Investments LLC

/s/ Nadir Ali		/s/ Nadir Ali
Signature		Signature
Name:	Nadir Ali	Name:	Nadir Ali
Title:	President	Title:	Managing Director
Date:	September 25, 2024	Date:	September 25, 2024

[Signature Page to Consulting Agreement]

EXHIBIT A

Form of Statement of Work

This Statement of Work is issued under and subject to all of the terms and conditions of the Consulting Agreement dated as of September 25, 2024, by and between Company and Consultant.

SERVICES

Company hereby engages Consultant as an advisor to management with respect to his knowledge and expertise related to Company’s public company reporting and compliance matters, corporate business development and growth strategies and other day to day operational matters as may be requested to ensure continuity of business operations during the Term (the “Services”).

Consultant shall be responsible for providing the Services during the Term to the Company’s Chief Executive Officer, who shall be Consultant’s primary point of contact, or such other persons as Company may specify during the term of this Agreement. The Services will be based, in whole or in part, upon information made available by Company to Consultant during this engagement.

All Services shall be performed outside of Canada.

FEES / EXPENSES

Fees. In exchange for the Services, Company has paid to Consultant a fee of $15,000 per month (the “Monthly Fee”) for services rendered to the Company since April 1, 2024. The Company shall continue to pay Consultant the Monthly Fee through the last day of the month in which the Transaction Closing occurs. On the Transaction Closing, Company shall pay Consultant a fee of $325,000 (“Closing Fee”). Beginning on the first day of the first month following the Transaction Closing, the Monthly Fee shall be increased to $54,166.67 for each month through the remainder of the Term. Company will reimburse Consultant for out-of-pocket expenses reasonably incurred by Consultant in connection with the performance of the Services; provided, however, that all fees in excess of $1,000 individually or in the aggregate shall receive the advanced written consent of the Company.

Invoice/Payments. Company shall pay Consultant the Monthly Fee on the first day of each month (or the first regular payroll day of each month, if later) of the Term. Company will accept invoice by email to primary point of contact or as otherwise instructed by Company. Invoice payments will be made within fifteen (15) business days after the date of invoice.

TIMELINE/COMPLETION DATE

Services will commence on the Effective Date and will remain in effect during the Term unless terminated earlier in accordance with the provisions of the Consulting Agreement.